Exhibit 99.1

Cash Flow Analysis for the Restricted Group

Cash Flows from Operating Activities. We operate in a cyclical industry and our operating cash flows vary accordingly. Our principal operating cash expenditures are for labor, fiber, chemicals and debt service.

Working capital levels fluctuate throughout the year and are affected by maintenance downtime, changing sales patterns, seasonality and the timing of receivables and the payment of payables and expenses. Generally, finished goods inventories are increased prior to scheduled maintenance downtime to maintain sales volume while production is stopped. Our fiber inventories exhibit seasonal swings as we increase pulp log and wood chip inventories to ensure adequate supply of fiber to our mills during the winter months. Changes in sales volume can affect the level of receivables and influence overall working capital levels. We believe our management practices with respect to working capital conform to common business practices.

Cash provided by operating activities for the Restricted Group increased to €35.4 million in the first nine months of 2010 from €19.8 million in the same period of 2009, primarily due to improved operating results, offset in significant part by working capital movements. An increase in receivables used cash of €12.8 million in the first nine months of 2010, compared to a decrease in receivables providing cash of €27.4 million in the first nine months of 2009. An increase in inventories used cash of €12.6 million in the first nine months of 2010, compared to a decrease in inventories providing cash of €9.7 million in the first nine months of 2009. An increase in accounts payable and accrued expenses provided cash of €5.6 million in the first nine months of 2010, compared to an increase in accounts payable and accrued expenses providing cash of €12.0 million in the first nine months of 2009.

Operating activities in 2009 provided cash of €13.3 million, compared to using cash of €21.9 million in 2008 as we focused upon reducing working capital usage in light of weak global demand and pricing. A decrease in receivables provided cash of €26.1 million in 2009, compared to an increase in receivables using cash of €24.4 million in 2008. A decrease in inventories provided cash of €10.0 million in 2009, compared to an increase in inventories using cash of €12.2 million in 2008. An increase in accounts payable and accrued expenses provided cash of €5.8 million in 2009 and an increase of accounts payable and accrued expenses provided cash of €0.9 million in 2008.

Cash Flows from Investing Activities. Investing activities used cash of €26.7 million and €17.6 million in the nine months ended September 30, 2010 and 2009, respectively. In the first nine months of 2010, capital expenditures used cash of €27.5 million primarily for the Celgar Energy Project. Capital expenditures in the same period of 2009 used cash of €18.3 million.

Investing activities in 2009 used cash of €26.5 million, primarily due to €17.8 million of capital spending at our Celgar mill. Investing activities in 2008 used cash of €14.9 million. In 2009, capital expenditures primarily related to the Celgar Energy Project and the renewal of a bleaching line at our Rosenthal mill, used cash of €26.8 million. In 2008, capital expenditures used €20.8 million. The repayment of notes receivable provided cash of €0.2 million in 2009, compared to €5.7 million in 2008.

Cash Flows from Financing Activities. Financing activities provided cash of €18.3 million in the first nine months of 2010, primarily as a result of the receipt of €16.2 million in government grants for the Celgar Energy Project. Financing activities used cash of €3.6 million in the nine months ended September 30, 2009. Repayment of indebtedness and leases used cash of €1.4 million and €10.5 million in the nine months ended September 30, 2010 and 2009, respectively.

In 2009, financing activities provided cash of €7.6 million resulting mainly from government investment grants of €8.4 million for the Celgar Energy Project. Financing activities provided cash of €4.9 million in 2008.

Restricted Group Results – Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

At the end of 2009, average list prices increased to approximately $800 (€558) per ADMT in Europe and $700 (€488) per ADMT in Asia, depending upon the country of delivery. At December 31, 2009, Norscan producers’ inventories for softwood kraft decreased to approximately 19 days supply compared to 40 days at the end of 2008.

Pulp sales volume of the Restricted Group decreased to 795,092 ADMTs in 2009 from 833,177 ADMTs in 2008. Average pulp sales realizations for the Restricted Group decreased by approximately 17% to €400 per ADMT in the year ended December 31, 2009 from €480 per ADMT in 2008 because of lower pulp prices. The weakened market conditions, however, were partially offset by an overall slightly higher U.S. dollar during the year.

Selling, general and administrative expenses and other decreased to €16.5 million from €17.0 million in 2008.

Transportation costs for the Restricted Group decreased to €39.9 million in 2009 from €50.4 million in 2008, primarily due to lower shipments.

Fiber costs at our Rosenthal mill were lower because of lower prices driven by decreased demand from European particle and other board producers. Fiber costs at our Celgar mill decreased from the prior year, primarily as a result of improved woodroom performance over the course of the year, which decreased reliance on fiber sourced from third-party chippers. In 2008, with wood chip availability down substantially due to the severe downturn in sawmilling activity, and with our Celgar mill largely dependent on third-party chippers, fiber costs were abnormally high.

In 2009, the operating loss of the Restricted Group increased to €20.9 million from €2.4 million in 2008, as the decline in revenues more than offset the impact of lower fiber costs.

Most of the long-term debt of the Restricted Group is denominated and repayable in foreign currencies, principally U.S. dollars.

In 2009, the Restricted Group recorded a gain of approximately €4.4 million on the extinguishment of approximately $43.3 million in aggregate principal amount of our 2010 Convertible Notes, which were exchanged for $43.8 million in aggregate principal amount of our 2012 Convertible Notes.

Restricted Group Results – Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

At the end of 2008, pulp list prices decreased to approximately $635 (€456) per ADMT in Europe and $530 (€381) per ADMT in Asia, depending upon the country of delivery. At December 31, 2008, Norscan producers’ inventories for softwood kraft rose to 40 days of supply, compared to 27 days at the end of 2007, as a result of weak demand and customer destocking.

The markets and prices for emission allowances were weak and, as a result, our contribution to income from the sale of such emission allowances by our Rosenthal mill in 2008 was €0.4 million, compared to €1.6 million in 2007.

Cost and expenses for the Restricted Group in 2008 increased approximately 11% to €415.5 million from €373.7 million in the comparative period of 2007, primarily due to higher fiber costs. Selling, general and administrative expenses and other increased to €17.0 million from €16.1 million in the comparative period of 2007.

Transportation costs for the Restricted Group were €50.4 million in 2008, compared to €36.4 million in 2007, due primarily to higher fuel costs and container rates.

In 2008, we took a charge of €7.1 million in marking our fiber inventory to the lower of cost or market. Excluding the effect of this charge on our fiber inventories, fiber costs of the Restricted Group increased by approximately 3% per unit in 2008 versus the same period in 2007. At our Celgar mill, fiber costs increased significantly in 2008 from the prior years, primarily as a result of increased whole log chipping and higher freight costs incurred in the delivery of wood ships to the mill, as the recession and sharp declines in U.S. housing construction reduced sawmilling activity.

Forward-Looking Statements

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. In particular, statements about our plans or intentions regarding the commencement and completion of the tender offer and consent solicitation and the consummation of a new issuance of debt are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.